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                                                                      Exhibit 23


CONSENT OF KPMG LLP

The Board of Directors
Aksys, Ltd.


We consent to incorporation by reference in the registration statement (No. 333-18073) on Form S-8 of Aksys, Ltd. of our report dated February 1, 2001, relating to the consolidated balance sheets of Aksys, Ltd. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and for the period from January 18, 1991 (inception) through December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Askys, Ltd.

KPMG LLP

Chicago, Illinois
March 28, 2001